Exhibit 99.1

National American University Holdings, Inc. Announces Appointment of Dr. Samuel D. Kerr

as Chief Operating Officer

Rapid City, South Dakota, May 10, 2013 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced the appointment of Dr. Samuel D. Kerr, its provost, secretary, and general counsel to the newly created position of Chief Operating Officer for the Company, effective May 10, 2013.

Dr. Kerr has served as NAU’s provost since 2008 and as an adjunct faculty member of NAU since 2002. Dr. Kerr was also NAU’s system vice president for administration and general counsel from 2004 to 2008 and vice president for human resources and general counsel from 2001 to 2004.

Prior to joining NAU, Dr. Kerr served as managing partner of the law firm Banks, Johnson, Colbath & Kerr, Prof. L.L.C., from 1995 to 2001. He was also an associate attorney at Wallahan & Eicher from 1992 to 1995 and an English/Journalism teacher at several high schools in South Dakota from 1983 to 1989. Dr. Kerr has a B.S. and B.S.Ed. from Black Hills State University, a M.Ed. from South Dakota State University, a J.D. from the University of Nebraska-Lincoln College of Law and an Ed.D. from the University of South Dakota.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “We are pleased to have Dr. Kerr continue his service to NAU as a valued member of our management team. Having worked with Dr. Kerr for the past several years, I know that his wealth of experience in both the legal and education sectors will prove a valuable asset in overseeing our daily university operations as we continue working to grow the Company while providing excellent academic programs and student services in a caring and supportive learning environment.”

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, and master’s degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:

National American University Holdings, Inc.

Dr. Ronald Shape

605-721-5220

rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Yu	Adam Prior
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